LIFE INSURANCE COMPANY

CHILDREN’S INSURANCE BENEFIT PROVISION

TERM INSURANCE TO CHILD’S CONVERSION DATE ON EACH COVERED CHILD, PAID UP AT INSURED’S DEATH. CONVERTIBLE UP TO 5 TIMES CHILD’S SUM INSURED ON CHILD’S CONVERSION DATE. ALL BENEFITS AS DEFINED AND LIMITED

We agree, subject to the terms and conditions of this Provision and the policy, to pay the Child’s Sum Insured to the Beneficiary named under this Provision if a Covered Child dies after the age of 14 days and on or before the Child’s Conversion Date while the policy and this Provision are in full force. The Child’s Sum Insured is the amount of term insurance on the life of each Covered Child. It is shown on page 3 of the policy.

We will pay on receipt at our Home Office of due proof of the death of the Covered Child and on receipt of the policy and this Provision at our Home Office for endorsement.

This Provision is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) payment of the premiums shown on page 3 of the policy for this Benefit and the Life Insurance Benefit. The date of issue of this Provision is shown on page 3 of the policy.

When premiums are waived on the policy in accordance with a disability benefit provision, we will waive premiums on this Provision.

DEFINITIONS

“In full force” as applied to this Provision means that: (a) the insurance shown on page 3 of the policy with respect to each living Covered Child is being continued while the Insured is living; and (b) that no unpaid premium for the policy and this Provision is more than 31 days overdue.

“Covered Child” means a child who: (a) is more than 14 days of age; and (b) has not passed his or her 22nd birthday or the Child’s Conversion Date, if earlier; and (c) who is a child or stepchild of the Insured including a legally adopted child of the Insured, either:

a.	Named in the application and has not had his or her 15th birthday on or before the date of the application; or

b.	Acquired on or after the date of the application and before the child’s 15th birthday.

“Child’s Conversion Date” with respect to each Covered Child means the earliest of: (i) the 18th birthday of the Covered Child if conversion is then elected under the “Conversion of Insurance on the Life of a Covered Child” provision; or (ii) the 22nd birthday of the Covered Child; or (iii) the anniversary nearest the Insured’s attained age 65 as shown on page 3 of the policy.

GENERAL

Any amount payable under this Provision shall not affect, nor be affected by, any amount payable under the policy or any other provision included with the policy.

We will measure provision years, months and anniversaries from the date of issue of this Provision.

OWNER

The Owner shall have the sole and absolute power to exercise all rights and privileges of this Provision without the consent of any other person unless the Owner provides otherwise by written notice; but the right of “Conversion on the Life of a Covered Child” may be exercised only by the Covered Child or by the Insured if the Covered Child has not yet reached 18 years of age.

BENEFICIARY, PAYMENT OF BENEFITS

The Beneficiary on the death of a Covered Child will be as in the beneficiary designation then in effect that applies to this Provision. If no other designation is then in effect or if there is no designated beneficiary then living, the designation shall be the Insured, if then living; otherwise, the estate of the Covered Child.

C9302A (NY)

Changes of the Beneficiary with respect to any Child’s Sum Insured may be made during the lifetime of the Covered Child by written notice. A change will take effect as of the date the notice is signed, subject to receipt of the notice by us. The change will take effect whether or not the person insured or the Owner is alive at the time of the receipt. A change shall be subject to the rights of any assignee of record with us, and subject to any payment made or other action taken by us before we acknowledge receipt.

BENEFITS AFTER DEATH OF INSURED

We will issue new policies: (a) on or after receipt at our Home Office of due proof of the death of the Insured while the policy and this Provision are in full force; and (b) on surrender of the policy and this Provision. A new policy will be issued on the life of each child for whom we receive at our Home Office due proof that he or she: (i) was a Covered Child and was living on the date of the Insured’s death; or (ii) is a child of the Insured, and on the date of the Insured’s death was either unborn or living but less than 15 days of age, and who would have become a Covered Child after the date of the Insured’s death if this Provision had continued in full force.

The Sum Insured of each new policy on the life of a Covered Child will be equal to the Child’s Sum Insured. The paid-up term insurance provided will expire on the earlier of: (i) the 22nd birthday of the Covered Child; or (ii) the end of the period for which premiums are payable under this Provision as shown on page 3 of this policy. The new policy may be converted according to its terms. The Owner of each new policy on the life of the Covered Child will be the Covered Child under it.

The beneficiary for each new policy will be the same as on the corresponding insurance for this Provision until another is named.

All liability on this Provision for the insurance to be continued under a new policy will cease when the new policy takes effect.

CONVERSION OF INSURANCE ON THE LIFE OF A COVERED CHILD

The term insurance on the life of a Covered Child may be converted on the Child’s Conversion Date, if the term insurance is then in full force, to any level premium whole life or endowment policy which is available as applied for and which requires no further evidence of insurability, according to our rules in effect on the Child’s Conversion Date, if:

(1)	Any premium overdue at the Child Conversion Date is paid within its grace period; and

(2)	Written application by the Covered Child (or by the Insured if the Covered Child is not then of legal age) on our prescribed form is made not earlier than 1 year before nor later than 31 days after the Child’s Conversion Date; and

(3)	The Covered Child is living on the day of the Child’s Conversion Date; and

(4)	The first premium is paid according to the interval of payment selected within 31 days before or after the Child’s Conversion Date and while the Covered Child is living.

The policy shall be: (a) for a level amount of Sum Insured on the life of the Covered Child, not more than 5 times the Sum Insured that applied to the Covered Child under this Provision; (b) on the form, for at least minimum Sum Insured amount required under the new policy plan, and at the rates that apply to the requested policy at its Date of Issue. This date shall be the day after the Child’s Conversion Date. The Issue Age shall be the age of the Covered Child on his or her birthday nearest the Date of Issue of the requested policy. The policy will take effect on that Date of Issue but only if the first premium is paid as provided.

Any available rider(s) may be issued with the requested policy only with our consent and subject to our approval under the same underwriting criteria used by the Company for all applications of such rider(s).

The Owner of the requested policy will be shown in the application for it. The Beneficiary of the requested policy will be the same as for the term insurance unless another is named.

If the Covered Child dies within 31 days after the Child’s Conversion Date, we will pay an amount equal to the Child’s Sum Insured to the Beneficiary of the term insurance, unless: (i) the Covered Child dies after the grace period of an unpaid premium expires, in which event no benefit will be payable; or (ii) the term insurance has been converted to a policy which is in effect at the Covered Child’s death. In that event the Sum Insured of the requested policy will be payable. No amount will be then payable for this Provision.

C9302A (NY)-2 Children’s Insurance

INCONTESTABILITY, SUICIDE

The terms and conditions of the Incontestability and Suicide provisions of the policy and the Incontestability provision of any disability benefit provision attached to and made a part of the policy shall apply to the applicable benefits under this Provision except that: (i) the periods shall be measured from the date of issue of this Provision; and (ii) the terms and conditions that apply to a disability benefit shall relate only to the Insured; and (iii) the terms and conditions that apply to any other benefit shall relate to the Insured and to each Covered Child individually; and (iv) the Suicide provision shall not apply to a Covered Child.

In the event that the Insured commits suicide within two years of the Date of Issue of this Provision, this Provision will end. The amount payable by us in place of all other benefits under this Provision will be equal to the premiums paid for this Provision. Each Covered Child may then convert without evidence of insurability the Child’s Sum Insured to a new policy, if available in the amount applied for, on written notice and payment of the premium for the new policy. The plan will be Whole Life Paid Up at Age 85.

REINSTATEMENT

As applied to this Provision, evidence of insurability required shall be: (a) for each Covered Child insured on the date of the first unpaid premium; and (b) for each child who is to be a Covered Child within 14 days of reinstatement of the policy. The death of a Covered Child before the date of reinstatement or evidence unsatisfactory to us with respect to a Covered Child shall not preclude the reinstatement of the policy and this Provision on the lives of those for whom the evidence is satisfactory to us.

MISSTATEMENT OF AGE

If the age of the Insured or if the date of birth of a Covered Child has been misstated, any benefit payable or period of insurance for that child shall be based on the correct date of birth.

DISCONTINUANCE ON REQUEST

This Provision may be discontinued as of the due date of any premium on receipt of written notice and presentation of the policy for adjustment to us at our Home Office before the due date of the premium and before the Insured’s death.

EXCHANGE OF POLICY FOR A NEW POLICY

This Provision may be included as part of any policy for which the policy to which this Provision is attached is exchanged if:

(1)	The Date of Issue of the new policy is the same as the policy to which this Provision is attached or an anniversary of the policy to which this Provision is attached; and

(2)	The new policy and this Provision are in the same risk class according to the premium class that applies to this Provision shown on page 3 of the policy to which this Provision is attached; and

(3)	Premiums for the new policy are payable at least to the end of the period for which premiums are payable for this Provision; and

(4)	The Sum Insured of the new policy is the same as the Sum Insured of the policy to which this Provision is attached.

TERMINATION

This Provision will terminate on the earliest of:

a.	The lapse, exchange or termination of the policy; or

b.	The payment or application of the surrender value of the policy; or

c.	The date the proceeds of the policy become payable; or

d.	The date this Provision is discontinued on request; or

e.	The use of dividend and interest credit under dividend option c to make the policy fully paid-up; or

f.	The day before the Date of Issue of any new policy issued under the terms of the “Benefits After the Death of the Insured” provision.

Signed for the Company at Boston, Massachusetts.

Secretary

C9302A(NY)-3 Children’s Insurance